EXHIBIT 99.1

Walker & Dunlop Reports

First Quarter 2012 Results

FIRST QUARTER 2012 HIGHLIGHTS

•                  Origination volume of $674.5 million, up 33% over first  quarter 2011

•                  Origination related fees of $10.3 million, up 40% over first quarter 2011

•                  Total revenues of $34.4 million, up 19% over first quarter 2011

•                  Servicing fees of $9.4 million, up 22% over first quarter 2011

•                  Closed first interim loan financing in February 2012

•                  Continued strong credit performance in at risk servicing portfolio

Bethesda, MD — May 9, 2012 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today first quarter 2012 total revenues of $34.4 million, an increase of 19% over first quarter 2011 total revenues of $29.0 million. First quarter net income was $5.8 million, or $0.27 per share, a decrease of 12% over the first quarter of 2011 net income of $6.6 million, or $0.31 per share.

“The first quarter of 2012 was characterized by significant growth in origination volumes and revenues coupled with continued progress on our stated strategic initiatives,” said Chairman, President and Chief Executive Officer, Willy Walker.  “The 33% increase in loan originations and 19% increase in total revenues were impacted by the significant hiring and footprint expansion the Company has undertaken. First quarter 2012 net earnings were down 12% due to an expected increase in personnel costs, the write-off of a mortgage servicing right (MSR) due to the prepayment of a large portfolio of loans, and an increase in the provision for risk-sharing obligations to a level in line with what we have seen over the last year,” added Mr. Walker.

“The first quarter included almost 200% growth in our Capital Markets originations to $209 million.  This growth demonstrates execution of our strategic objective to grow our Capital Markets business.  In April, we opened a new office in Ft. Lauderdale, Florida with highly talented professionals that expands our Capital Markets business outside of the Mid-Atlantic region for the first time in our Company’s history,” continued Mr. Walker.

“We closed our first interim financing deal in the first quarter and our second financing just last week, showing further progress on this strategic initiative.  In addition, our alliance with Cushman & Wakefield has gained traction, and developed a solid pipeline of financing opportunities. We expect to see some of those deals rate lock during the second quarter,” said Mr. Walker.

“The economic conditions for our business remain positive with the economy in a slow, sustained recovery, coupled with very low interest rates.  As we continue to expand our platform and execute on our strategic initiatives, we expect originations to grow and thus are establishing loan origination guidance of $1.1 billion to $1.4 billion for the second quarter of 2012,” concluded Mr. Walker.

OPERATING RESULTS

LOAN ORIGINATIONS were $674.5 million for the first quarter 2012 compared to $507.5 million for the first quarter 2011, a 33% increase.

TOTAL REVENUES were $34.4 million for the first quarter 2012 compared to $29.0 million for the first quarter 2011, a 19% increase, driven by our increased loan origination volume and growth in servicing fee income.  Other revenues for the first quarter of 2012 increased 11% due to the growth in our business and $2.5 million associated with the amendment to a fee arrangement between the Company and a correspondent for sharing of revenues on a portfolio of loans financed by the Company. It should be noted that there was a comparable $2.5 million fee recognized in the first quarter of 2011.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $19.8 million for the first quarter 2012 compared to $16.8 million for the first quarter 2011, an 18% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees and gains attributable to mortgage servicing rights. LOAN ORIGINATION FEES were $10.3 million for the first quarter 2012 compared to $7.4 million for the first quarter 2011, a 40% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were flat at $9.5 million for each period. Gains from mortgage banking activities as a percentage of loan origination volumes were 293 basis points for the first quarter 2012, compared to 332 basis points in the first quarter 2011, an 11% decrease, due to a higher percentage of Capital Markets originations on which we do not record MSRs.

TOTAL EXPENSES were $24.9 million for the first quarter 2012 compared to $18.1 million for the first quarter 2011, a 37% increase.  The increase in expenses was driven by greater personnel and administrative costs, amortization and depreciation, and provision for risk-sharing obligations. The increase in personnel and administrative costs was due to adding origination talent, support staff, and infrastructure to continue growing our business. Personnel expense, our largest expense item, was 34% of total revenues for the first quarter 2012 compared to 32% for the first quarter 2011. The increase in amortization and depreciation expense was driven by a combination of continued growth in our aggregate servicing portfolio which naturally increases amortization expense, as well as the prepayment of a large portfolio of loans resulting in a corresponding write-off of a $636 thousand MSR.  Finally, the provision for risk-sharing obligations increased from $0.7 million in the first quarter 2011 to $1.2 million in the first quarter of 2012.  Provision for risk-sharing obligations have averaged close to $1.2 million per quarter over the past year, well within our expectations for a portfolio of this scale.

OPERATING MARGIN was 28% for the first quarter 2012 compared to 37% in the first quarter 2011. Operating margin in the first quarter 2012 was impacted by increased personnel costs, MSR write-offs, and an increase in the provision for risk-sharing obligations.

SERVICING PORTFOLIO

SERVICING FEES were $9.4 million for the first quarter 2012 compared to $7.7 million for the first quarter 2011, a 22% increase.  The increase in servicing fees was due to the growth of the servicing portfolio, coupled with an increase in the weighted average servicing fee.

The SERVICING PORTFOLIO totaled $16.9 billion at March 31, 2012, a 13% increase from $14.9 billion at March 31, 2011.  The Company retains servicing rights on most of the loans it originates and generates revenues from the fees it receives for servicing the loans.

WEIGHTED AVERAGE SERVICING FEE was 23 basis points at March 31, 2012, compared to 21 basis points at March 31, 2011, a 10% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans that are subject to a defined risk-sharing formula, was $7.9 billion at March 31, 2012, compared to $6.8 billion at March 31, 2011, a 16% increase.  Credit quality within the Company’s at risk servicing portfolio remains very strong.

60+ DAY DELINQUENCIES were $6.3 million, or 0.08% of the at risk servicing portfolio, at March 31, 2012, compared to $32.5 million, or 0.48%, at March 31, 2011, an 81% decrease.  60+ day delinquencies at December 31, 2011 were $19.0 million, or 0.25% of the at risk servicing portfolio.

PROVISION FOR RISK-SHARING OBLIGATIONS was $1.2 million, or two basis points of the at risk servicing portfolio, at March 31, 2012, compared to $0.7 million, or one basis point of the at risk portfolio, at March 31, 2011.

NET WRITE-OFFS for the first quarter 2012 were $1.6 million, or two basis points of the at risk servicing portfolio at March 31, 2012.  There were no net write-offs in the first quarter of 2011.  Write-offs represent the cash settlement of losses recognized in prior periods.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 9, 2012 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (800) 894-5910 from within the United States or (785) 424-1052 from outside the United States and are asked to reference the Conference ID: WDQ112. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT May 9, 2012 through May 23, 2012. Please call (800) 677-7085 from the United States or (402) 220-0665 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. Walker & Dunlop’s proprietary Interim Loan Program provides financing for multifamily properties that do not currently qualify for permanent financing. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investments group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(In thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$40,811	$53,817
Restricted cash	5,083	7,164
Pledged securities, at fair value	19,599	18,959
Loans held for sale, at fair value	268,207	268,167
Loans held for investment	6,947	—
Servicing fees and other receivables, net	15,140	18,501
Derivative assets	10,264	10,638
Mortgage servicing rights	142,621	137,079
Other assets	8,784	8,271
Total assets	$517,456	$522,596

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and other accrued expenses	$56,216	$76,163
Performance deposits from borrowers	5,806	10,425
Derivative liabilities	762	5,223
Guaranty obligation, net of accumulated amortization	10,447	9,921
Allowance for risk-sharing obligations	14,522	14,917
Warehouse notes payable	236,685	218,426
Notes payable	22,969	23,869
Total liabilities	$347,407	$358,944

Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,774,277 shares in 2012 and 21,748,598 in 2011	218	217
Additional paid-in capital	81,747	81,190
Retained earnings	88,084	82,245
Total stockholders’ equity	$170,049	$163,652
Commitments and contingencies
Total liabilities and stockholders’ equity	$517,456	$522,596

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenues
Gains from mortgage banking activities	$19,802	$16,827
Servicing fees	9,379	7,713
Net warehouse interest income	937	717
Escrow earnings and other interest income	539	370
Other	3,745	3,370
Total revenues	$34,402	$28,997

Expenses
Personnel	$11,641	$9,207
Amortization and depreciation	7,259	4,907
Provision for risk-sharing obligations	1,224	746
Interest expense on corporate debt	168	252
Other operating expenses	4,616	3,020
Total expenses	$24,908	$18,132
Income from operations	$9,494	$10,865
Income tax expense	3,655	4,226
Net income	$5,839	$6,639

Basic and diluted earnings per share	$0.27	$0.31

Basic weighted average shares outstanding	21,750,573	21,582,746
Diluted weighted average shares outstanding	21,848,280	21,651,192

OPERATING DATA

(dollars in thousands)

	For the three months ended March 31,
	2012	2011
Origination Data:
Origination Volumes by Investor
Fannie Mae	$267,901	$303,825
Freddie Mac	84,517	51,406
Ginnie Mae - HUD	112,603	82,316
Other (1)	209,435	69,950
Total	$674,456	$507,497

Key Metrics (as a percentage of total revenues):
Personnel expenses	34%	32%
Other operating expenses	13%	10%
Total expenses	72%	63%
Operating margin	28%	37%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.52%	1.45%
Fair value of MSRs created, net	1.41%	1.87%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (2)	2.05%	2.16%

	As of March 31,
	2012	2011
Servicing Portfolio by Type:
Fannie Mae	$10,277,105	$9,600,772
Freddie Mac	3,200,241	2,485,301
Ginnie Mae - HUD	1,478,202	920,946
Other (1)	1,895,397	1,849,491
Total	$16,850,945	$14,856,510

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.23%	0.21%

(1)          CMBS, life insurance companies, commercial banks and interim loans. 2012 origination volume includes $7 million interim loan volume, which is classified as held for investment and therefore not reflected in the Other servicing portfolio balance at March 31, 2012.

(2)          The fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligation retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on "Other" originations or interim loan originations. For the three months ended March 31, 2012, interim loan volume was $7 million.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended March 31,
	2012	2011
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$16,850,945	$14,856,510
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	7,003,631	6,032,264
Fannie Mae Modified Risk	2,151,373	1,989,102
Fannie Mae No Risk	1,122,101	1,579,406
Total Fannie Mae	$10,277,105	$9,600,772

Fannie Mae at risk servicing portfolio (1)	$7,916,564	$6,846,935
60+ Day delinquencies, within at risk portfolio	6,308	32,545
At risk loan balances associated with allowance for risk-sharing obligations (2)	$141,646	$153,746

Allowance for risk-sharing obligations:
Beginning balance	$14,917	$10,873
Provision for risk-sharing obligations	1,224	746
Net write-offs	(1,619)	—
Ending balance	$14,522	$11,619

60+ Day delinquencies as a percentage of the at risk portfolio	0.08%	0.48%
Provision for risk-sharing as a percentage of the at risk portfolio	0.02%	0.01%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.18%	0.17%
Net write-offs as a percentage of the at risk portfolio	0.02%	0.00%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	10.25%	7.56%

(1)          At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)          There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.